UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): September 2, 2015

LANNETT COMPANY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Commission File No. 001-31298

State of Delaware	23-0787699
(State of Incorporation)	(I.R.S. Employer I.D. No.)

9000 State Road

Philadelphia, PA 19136

(215) 333-9000

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Stock Purchase Agreement

On September 2, 2015, Lannett Company, Inc., a Delaware corporation (“Lannett”), entered into an Agreement to acquire Kremers Urban Pharmaceuticals Inc., an Indiana corporation (“Kremers”), pursuant to the terms and conditions of a Stock Purchase Agreement (“Purchase Agreement”) among UCB S.A., a limited liability company organized under the laws of Belgium (“UCB”), UCB Manufacturing, Inc., a Delaware corporation (“UMI” and, together with UCB, the “Seller Parties”), and Lannett.

Pursuant to the terms of the Purchase Agreement, Lannett will purchase all of the outstanding capital stock of Kremers for a purchase price of $1.23 billion in cash plus a contingent value payment as described below.  Lannett intends to fund the transaction through cash on hand as well as term loan borrowings. The purchase price will be subject to a customary working capital adjustment and will be reduced by any indebtedness and unpaid transaction expenses of Kremers existing at closing.

Lannett will also make post-closing contingent value payments to UCB for each year from 2016 through and including 2020, contingent upon Kremers obtaining an AB rating for its methylphenidate hydrochloride extended release product from the United States Food and Drug Administration (“FDA”). Such payments, if any, would be based on the profits realized on sales of the methylphenidate hydrochloride extended release product in excess of an annual net sales threshold.

Lannett and Seller Parties have also agreed to jointly make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, and under the corresponding provisions of state law, to treat the acquisition as a deemed purchase and sale of assets for income tax purposes.  Lannett’s obligation to close the acquisition is conditioned upon Seller Parties’ furnishing executed federal election forms, and Lannett has agreed to reimburse Seller Parties for 50% of the incremental tax cost of making such election, subject to a reimbursement cap of $35 million.

The closing of the acquisition is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the absence of any law or order that prohibits, enjoins or restrains the consummation of the acquisition, the accuracy of representations and warranties of the parties (subject to customary materiality and material adverse effect qualifiers), compliance with covenants in all material respects, and the absence of any material adverse effect on the business of Kremers.  Following completion of the acquisition, Kremers will be a wholly-owned subsidiary of Lannett.

Lannett and the Seller Parties have each agreed to representations, warranties, covenants and indemnification obligations customary for transactions of this type.  In addition, the Seller Parties have agreed to indemnify Lannett against certain specified matters.  The Purchase Agreement contains customary termination rights for both Lannett and the Seller Parties, including in the event that the acquisition is not consummated on or before February 2, 2016.

The representations and warranties in the Purchase Agreement were made solely for the benefit of the other parties to the Purchase Agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements proved to be inaccurate; (ii) may have been qualified in the Purchase Agreement by disclosures that were made to the other party in connection with the negotiation of the Purchase Agreement; (iii) may apply contractual standards of “materiality” or “material adverse effect” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Purchase Agreement or such other date or dates as may be specified in the Purchase Agreement.  Accordingly, you should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual state of facts about Lannett or the Seller Parties.  The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which will be subsequently filed in an amendment to this Current Report on Form 8-K.

Commitment Letter

Also on September 2, 2015, Lannett signed a commitment letter (the “Commitment Letter”) with Morgan Stanley Senior Funding, Inc. (“MSSF”) and Royal Bank of Canada (“Royal Bank” and, together with MSSF, the “Initial Lenders”), pursuant to which the Initial Lenders have committed to make loans to Lannett in an aggregate amount of up to $1.285 billion in connection with the acquisition of Kremers (the “Credit Facility”). MSSF and RBC Capital Markets will act as the joint lead arrangers and joint bookrunners for the Credit Facility. The Credit Facility consists of up to $1.285 billion of available borrowings under new senior secured credit facilities, which include a $125 million revolving credit facility and a $1.16 billion term loan facility.  The Commitment Letter contemplates that the Credit Facility will be reduced in an amount equal to the proceeds of any debt or equity of the Company issued in accordance with the terms of the Commitment Letter.

The Credit Facility will be guaranteed by various subsidiaries of Lannett and used, among other things, to pay the purchase price for Kremers under the Purchase Agreement and to fund expenses incurred in connection with the acquisition. The Credit Facility is subject to the negotiation of mutually acceptable definitive documentation, which will include customary representations and warranties, affirmative and negative covenants and events of default, in each case, consistent with the applicable terms of the term sheet. Additionally, the lenders’ obligation to provide the Credit Facility is subject to the satisfaction of specified conditions, including the consummation of the acquisition of Kremers in accordance with the terms of the Purchase Agreement, the execution and delivery by the Company of definitive documentation consistent with the Commitment Letter, the accuracy of specified representations, the absence of specified defaults, the delivery of a certificate on behalf of Lannett with respect to the solvency (on a consolidated basis) of Lannett and its subsidiaries, taken as a whole, immediately after the consummation of the transactions contemplated by the Purchase Agreement, and other customary conditions.

The definitive documentation governing the Credit Facility has not been finalized and accordingly the actual terms may differ from the description of such terms in the Commitment Letter.  The foregoing description of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Commitment Letter, which will be subsequently filed in an amendment to this Current Report on Form 8-K.

ITEM 8.01 OTHER EVENTS

On September 2, 2015, Lannett issued a press release announcing the execution of the Purchase Agreement.  A copy of the press release is filed as Exhibit 99.1 to this Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)     Exhibits

99.1   September 2, 2015 press release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Lannett has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LANNETT COMPANY, INC.

By:	/s/ Arthur P. Bedrosian
Chief Executive Officer
Date: September 2, 2015

EXHIBIT INDEX

Exhibit:	Description:
99.1	September 2, 2015 press release